                               September 20, 1999


William S. Burwell


Dear Scott:

         I am pleased to offer you a position with ZapMe! Corporation (the "Company") as Chief Information Officer, commencing September 27, 1999. You will report to me in my capacity as Chief Executive Officer

         As Chief Information Officer, an exempt position, you will receive a salary of $14,583.33 per month, which will be paid semi-monthly in accordance with the Company's normal payroll procedures.

         As a Company employee, you are also eligible to receive certain employee benefits, including medical and dental insurance benefits, which will be available to you on the first day of the month following your first 30 days of employment. The Company is currently reviewing its executive benefits package. You will be receiving a benefits package in line with other Company executives.

         You will also be entitled to vacation time in accordance with the Company's policy, which is that you will receive three weeks vacation per year for your first ten years of employment and four weeks per year thereafter. The Company believes that vacations are a vital factor in pursuing a balanced lifestyle. Accordingly, the Company expects that you will use vacation days in the year earned. In no event will you accrue more than one and one-half times your annual vacation time.

         In addition, and subject to the approval of the Company's Board of Directors, you will receive an option to purchase 175,000 shares of the Company's Common Stock. The per share exercise price of such stock option will be determined by the Board of Directors, based on the fair market value of a share of the Company's Common Stock on the date the option is granted to you by the Board of Directors. The option will vest as to one-third of the shares subject thereto on each of your first, second and third anniversary of employment.

         The Company will also reimburse for temporary housing expenses and other expenses you incur in your permanent move to the Bay Area, subject to a cap to be agreed. Reimbursement will be made in accordance with the Company's standard reimbursement policies, and upon your providing receipts substantiating these expenses.


[LETTERHEAD]

         As a Company employee, you will be expected to abide by the Company's rules and regulations, including the Company's Employee Handbook, and to sign and comply with the Confidential Information, Invention Assignment and Terms of Employment Agreement (a copy of which is enclosed herewith) that prohibits unauthorized use or disclosure of the Company's proprietary information. You must execute and return the Confidential Information, Invention Assignment and Terms of Employment Agreement prior to your commencing employment with the Company.

         For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

         You should be aware that your employment with ZapMe! constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause or advance notice. This at will employment relationship may not be changed except in a writing signed by an executive officer of the Company. Your continued employment is further conditioned on your agreement to devote your work efforts exclusively to the Company.

         Of course, the terms of this offer may not be modified or amended except by a written agreement executed by you and an executive officer of the Company, and shall, together with such other written agreements you and the Company may enter in connection with your employment, constitute the entire agreement between you and the Company relating to the terms of your employment, and supersedes and any other employment agreements or promises made to you by anyone whether oral or written.

         To indicate your acceptance of the Company's offer, please sign and date this letter and return it to me. A duplicate is enclosed for your records.

                                            Best regards,


                                            Rick Inatome
                                            Chief Executive Officer
cc:

Enclosures

ACCEPTED AND AGREED:



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William S. Burwell